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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors,
ChromaVision Medical Systems, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-65815) on Form S-8 and registration statement (No. 333-87969) on Form S-3 of ChromaVision Medical Systems, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of ChromaVision Medical Systems, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Chromavision Medical Systems, Inc.

Orange County, California
March 29, 2000